Exhibit 10.9
.NET Registry-Registrar Agreement
This-Registry-Registrar Agreement (the “Agreement”) is dated as of November 14, 2005 (“Effective Date”) by and between VeriSign, Inc., a Delaware corporation, with a place of business located at 21345 Ridgetop Circle, Dulles, Virginia 20166 (“VNDS”), and GO DADDY SOFTWARE, INC., an Arizona corporation, with its principal place of business located at 14455 N. HAYDEN ROAD, SUITE 219, SCOTTSDALE At 85760 (“Registrar”). VNDS and Registrar may be referred to individually as a “Party” and collectively as the “Parties”.
WHEREAS, multiple registrars provide Internet domain name registration services within the NET top-level domain wherein VNDS operates and maintains certain TLD servers and zone files;
WHEREAS, Registrar wishes to register second-level domain names in the multiple registrar system for the .NET TLD.
NOW, THEREFORE, for and in consideration of the mutual promises, benefits and covenants contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, VNDS and Registrar, intending to be legally bound, hereby agree as follows:
1. DEFINITIONS
1.1. “DNS” refers to the Internet domain name system.
1.2. “ICANN” refers to the Internet Corporation for Assigned Names and Numbers.
1.3. “IP” means Internet Protocol.
1.4. “Registered Name” refers to a domain name within the domain of the Registry TLD, whether consisting of two or more (e.g., john.smith.name) levels, about which VNDS or an affiliate engaged in providing registry services maintains data in a registry database, arranges for such maintenance, or derives revenue from such maintenance. A name in a registry database may be a Registered Name even though it does not appear in a TLD zone file (e.g., a registered but inactive name).
1.5. “Registry TLD” means the .NET TLD.
1.6. The “System” refers to the multiple registrar system operated by VNDS for registration of Registered Names in the Registry TLD.
1.7. A “TLD” is a top-level domain of the DNS.

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1.8. The “Licensed Product” refers to the intellectual property required to access the Supported Protocol, and to the APIs, and software, collectively.
1.9. “EPP” means the Extensible Provisioning Protocol.
1.10. “RRP” means the Registry Registrar Protocol.
1.11. “Supported Protocol” means VNDS’s implementation of RRP, EPP, or any successor protocols supported by the System.
2. OBLIGATIONS OF THE PARTIES
2.1. System Operation and Access. Throughout the Term of this Agreement, VNDS shall operate the System and provide Registrar with access to the System to transmit domain name registration information for the Registry TLD to the System.
2.2. Distribution of RRP, EPP, APIs and Software. No later than three business days after the Effective Date of this Agreement, VNDS shall make available to Registrar (i) full documentation of the Supported Protocol, (ii) “C” and/or “Java” application program interfaces (“APIs”) to the Supported Protocol with documentation, and (iii) reference client software (“Software”) that will allow Registrar to develop its system to register second-level domain names through the System for the Registry TLD. If VNDS elects to modify or upgrade the APIs and/or Supported Protocol, VNDS shall provide updated APIs to the Supported Protocol with documentation and updated Software to Registrar promptly as such updates become available.
2.3. Registrar Responsibility for Customer Support. Registrar shall be responsible for providing customer service (including domain name record support), billing and technical support, and customer interface to accept customer (the “Registered Name Holder”) orders.
2.4. Data Submission Requirements. As part of its registration and sponsorship of Registered Names in the Registry TLD, Registrar shall submit complete data as required by technical specifications of the System that are made available to Registrar from time to time.
2.5. License. Registrar grants VNDS as Registry a non-exclusive nontransferable worldwide limited license to the data elements consisting of the Registered Name, the IP addresses of nameservers, and the identity of the registering registrar for propagation of and the provision of authorized access to the TLD zone files or as otherwise required or permitted by VNDS’s Registry Agreement with ICANN concerning the operation of the Registry TLD, as may be amended from time to time.

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2.6. Registrar’s Registration Agreement and Domain Name Dispute Policy. Registrar shall have in effect an electronic or paper registration agreement with the Registered Name Holder. The initial form of Registrar’s registration agreement is attached as Exhibit A (which may contain multiple alternative forms of the registration agreement). Registrar may from time to time amend its form(s) of registration agreement or add alternative forms of registration agreement, provided a copy of the amended or alternative registration agreement is made available to VNDS in advance of the use of such amended registration agreement. Registrar shall include in its registration agreement those terms required by this Agreement and other terms that are consistent with Registrar’s obligations to VNDS under this Agreement. Registrar shall have developed and employ in its domain name registration business a domain name dispute policy, a copy of which is attached to this Agreement as Exhibit B (which may be amended from time to time by Registrar, provided a copy is made available to VNDS in advance of any such amendment).
2.7. Secure Connection. Registrar agrees to develop and employ in its domain name registration business all necessary technology and restrictions to ensure that its connection to the System is secure. All data exchanged between Registrar’s system and the System shall be protected to avoid unintended disclosure of information. Each RRP or EPP session shall be authenticated and encrypted using two-way secure socket layer (“SSL”) protocol. Registrar agrees to authenticate every RRP or EPP client connection with the System using both an X.509 server certificate issued by a commercial Certification Authority identified by the Registry and its Registrar password, which it shall disclose only to its employees with a need to know. Registrar agrees to notify Registry within four hours of learning that its Registrar password has been compromised in any way or if its server certificate has been revoked by the issuing Certification Authority or compromised in any way.
2.7.1 Authorization Codes. At such time as Registrar employs EPP, Registrar shall not provide identical Registrar-generated authorization <authinfo> codes for domain names registered by different registrants with the same Registrar. VNDS in its sole discretion may choose to modify <authinfo> codes for a given domain and shall notify the sponsoring registrar of such modifications via EPP compliant mechanisms (i.e. EPP<poll> or EPP<domain:Info>). Documentation of these mechanisms shall be made available to Registrar by VNDS. The Registrar shall provide the Registered Name Holder with timely access to the authorization code along with the ability to modify the authorization code. Registrar shall respond to any inquiry by a Registered Name Holder regarding access to and/or modification of an authorization code within ten (10) calendar days.
2.8. Domain Name Lookup Capability. Registrar agrees to employ in its domain name registration business VNDS’s registry domain name lookup capability to determine if a requested domain name is available or currently unavailable for registration.

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2.9. Transfer of Sponsorship of Registrations. Registrar agrees to implement transfers of Registered Name registrations from another registrar to Registrar and vice versa pursuant to the Policy on Transfer of Registrations Between Registrars as may be amended from time to time by ICANN (the “Transfer Policy”).
2.10. Time. Registrar agrees that in the event of any dispute concerning the time of the entry of a domain name registration into the registry database, the time shown in the VNDS records shall control.
2.11. Compliance with Operational Requirements. Registrar agrees to comply with, and shall include in its registration agreement with each Registered Name Holder as appropriate, operational standards, policies, procedures, and practices for the Registry TLD established from time to time by VNDS in a non-arbitrary manner and applicable to all registrars (“Operational Requirements”), including affiliates of VNDS, and consistent with VNDS’s Registry Agreement with ICANN, as applicable, upon VNDS’s notification to Registrar of the establishment of those terms and conditions.
2.12. Resolution of Technical Problems. Registrar agrees to employ necessary employees, contractors, or agents with sufficient technical training and experience to respond to and fix all technical problems concerning the use of the Supported Protocol and the APIs in conjunction with Registrar’s systems. Registrar agrees that in the event of significant degradation of the System or other emergency, or upon Registrar’s violation of Operational Requirements, VNDS may, in its sole discretion, temporarily suspend or restrict access to the System. Such temporary suspensions or restrictions shall be applied in a nonarbitrary manner and shall apply fairly to any registrar similarly situated, including affiliates of VNDS.
2.13. Prohibited Domain Name Registrations. In addition to complying with ICANN standards, policies, procedures, and practices limiting domain names that may be registered, Registrar agrees to comply with applicable statutes and regulations limiting the domain names that may be registered.
2.14. Indemnification Required of Registered Name Holders. In its registration agreement with each Registered Name Holder, Registrar shall require each Registered Name holder to indemnify, defend and hold harmless VNDS, and its directors, officers, employees, agents, and affiliates from and against any and all claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses arising out of or relating to the Registered Name holder’s domain name registration.
3. LICENSE
3.1. License Grant. Subject to the terms and conditions of this Agreement,

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VNDS hereby grants Registrar and Registrar accepts a non-exclusive, nontransferable, worldwide limited license to use for the Term and purposes of this Agreement the Licensed Product, as well as updates and redesigns thereof, to provide domain name registration services in the Registry TLD only and for no other purpose. The Licensed Product, as well as updates and redesigns thereof, will enable Registrar to register domain names in the Registry TLD with the Registry on behalf of its Registered Name Holders. Registrar, using the Licensed Product, as well as updates and redesigns thereof, will be able to invoke the following operations on the System: (i) check the availability of a domain name, (ii) register a domain name, (iii) re-register a domain name, (iv) cancel the registration of a domain name it has registered, (v) update the nameservers of a domain name, (vi) transfer a domain name from another registrar to itself with proper authorization, (vii) query a domain name registration record, (viii) register a nameserver, (ix) update the IP addresses of a nameserver, (x) delete a nameserver, (xi) query a nameserver, and (xii) establish and end an authenticated session.
3.2. Limitations on Use. Notwithstanding any other provisions in this Agreement, except with the written consent of VNDS, Registrar shall not: (i) sublicense the Licensed Product or otherwise permit any use of the Licensed Product by or for the benefit of any party other than Registrar, (ii) publish, distribute or permit disclosure of the Licensed Product other than to employees, contractors, and agents of Registrar for use in Registrar’s domain name registration business, (iii) decompile, reverse engineer, copy or re-engineer the Licensed Product for any unauthorized purpose, (iv) use or permit use of the Licensed Product in violation of any federal, state or local rule, regulation or law, or for any unlawful purpose. Registrar agrees to employ the necessary measures to prevent its access to the System granted hereunder from being used to (i) allow, enable, or otherwise support the transmission by e-mail, telephone, or facsimile of mass unsolicited, commercial advertising or solicitations to entities other than Registrar’s customers; or (ii) enable high volume, automated, electronic processes that send queries or data to the systems of VNDS or any ICANN-Accredited Registrar, except as reasonably necessary to register domain names or modify existing registrations.
3.3. Changes to Licensed Materials. VNDS may from time to time replace or make modifications to the Licensed Product licensed hereunder. In the event of a change in the Supported Protocol from RRP to EPP, Registrar shall migrate to, or implement, such Supported Protocols within eighteen (18) months of notice of such modification. For all other changes, VNDS will provide Registrar with at least ninety (90) days notice prior to the implementation of any material changes to the Supported Protocol, APIs or software licensed hereunder.
4. SUPPORT SERVICES
4.1. Engineering Support. VNDS agrees to provide Registrar with reasonable engineering telephone support (between the hours of 9 a.m. to
5 p.m. EST or at

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such other times as may be mutually agreed upon) to address engineering issues arising in connection with Registrar’s use of the System.
4.2. Customer Service Support. During the Term of this Agreement, VNDS will provide reasonable telephone and e-mail customer service support to Registrar, not Registered Name Holder or prospective customers of Registrar, for nontechnical issues solely relating to the System and its operation. VNDS will provide Registrar with a telephone number and e-mail address for such support during implementation of the Supported Protocol, APIs and Software. First-level telephone support will be available on a 7-day/24-hour basis. VNDS will provide a web-based customer service capability in the future and such web-based support will become the primary method of customer service support to Registrar at such time.
5. FEES
5.1. Registration Fees.
(a) Registrar agrees to pay VNDS the non-refundable fees set forth in Exhibit D for initial and renewal registrations and other services provided by VNDS (collectively, the “Registration Fees”).
(b) VNDS reserves the right to adjust the Registration Fees, provided that any price increase shall be made only upon six (6) months prior notice to Registrar, and provided that such adjustments are consistent with VNDS’s Registry Agreement with ICANN.
(c) Registrars shall provide VNDS a payment security comprised of an irrevocable letter of credit, cash deposit account or other acceptable credit terms agreed by the Parties (the “Payment Security”). VNDS will invoice Registrar monthly in arrears for each month’s Registration Fees. All Registration Fees are due immediately upon receipt of VNDS’s invoice and shall be secured by the Payment Security. If Registrar’s Payment Security iS depleted, registration of domain names for the Registrar will be suspended and new registrations will not be accepted until the Payment Security is replenished.
5.2. Change in Registrar Sponsoring Domain Name. Registrar may assume sponsorship of a Registered Name Holder’s existing domain name registration from another registrar by following the Transfer Policy.
(a) For each transfer of the sponsorship of a domain-name registration under the Transfer Policy, Registrar agrees to pay VNDS the renewal registration fee associated with a one-year extension, as set forth above. The losing registrar’s Registration Fees will not be refunded as a result of any such transfer.
(b) For a transfer approved by ICANN under Part B of the Transfer Policy,

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Registrar agrees to pay VNDS US $0 (for transfers of 50,000 names or fewer) or US $50,000 (for transfers of more than 50,000 names).
Fees under this Section 5.2 shall be due immediately upon receipt of VNDS’s invoice pursuant to the Payment Security.
5.3. Charges for ICANN Fees. Registrar agrees to pay to VNDS, within ten (10) days of VNDS’s invoice, any variable registry-level fees paid by VNDS to ICANN, which fees shall be secured by the Payment Security. The fee will consist of two components; each component will be calculated by ICANN for each registrar:
(a) The transactional component of the Variable Registry-Level Fee shall be specified by ICANN in accordance with the budget adopted by the ICANN Board of Directors for each fiscal year but shall not exceed US$0.15.
(b) The per-registrar component of the Variable Registry-Level Fee shall be specified by ICANN in accordance with the budget adopted by the ICANN Board of Directors for each fiscal year, but the sum of the per registrar fees calculated for all registrars shall not exceed the total Per-Registrar Variable funding established pursuant to the approved 2004-2005 ICANN Budget.
5.4. Non-Payment of Fees. Timely payment of fees owing under this Section 5 is a material condition of performance under this Agreement. In the event that Registrar fails to pay its fees within five (5) days of the date when due, VNDS may: (i) stop accepting new initial or renewal registrations from Registrar; (ii) delete the domain names associated with invoices not paid in full from the Registry database; (iii) give written notice of termination of this Agreement pursuant to Section 6.1(b) below; and (iv) pursue any other remedy under this Agreement.
6. MISCELLANEOUS
6.1. Term of Agreement and Termination.
(a) Term of the Agreement; Revisions. The duties and obligations of the Parties under this Agreement shall apply from the Effective Date through and including the last day of the calendar month sixty (60) months from the Effective Date (the “Initial Term”). Upon conclusion of the Initial Term, all provisions of this Agreement will automatically renew for successive five (5) year renewal periods until the Agreement has been terminated as provided herein, Registrar elects not to renew, or VNDS ceases to operate the registry for the Registry TLD. In the event that revisions to VNDS’s Registry-Registrar Agreement are approved or adopted by ICANN, Registrar shall have thirty (30) days from the date of notice of any such revision to review, comment on, and execute an amendment substituting the revised agreement in place of this Agreement, or Registrar may, at its option exercised within such thirty (30) day period, terminate this Agreement immediately by giving written notice to VNDS; provided, however, that in the event VNDS does

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not receive such executed amendment or notice of termination from Registrar within such thirty (30) day period of the date of the notice, Registrar shall be deemed to have executed such amendment as of the thirty-first (31st) day after the date of the notice.
(b) Termination For Cause. In the event that either Party materially breaches any term of this Agreement including any of its representations and warranties hereunder and such breach is not substantially cured within thirty (30) calendar days after written notice thereof is given by the other Party, then the nonbreaching Party may, by giving written notice thereof to the other Party, terminate this Agreement as of the date specified in such notice of termination.
(c) Termination at Option of Registrar. Registrar may terminate this Agreement at any time by giving VNDS thirty (30) days notice of termination.
(d) Termination Upon Loss of Registrar’s Accreditation. This Agreement shall terminate in the event Registrar’s accreditation for the Registry TLD by ICANN, or its successor, is terminated or expires without renewal.
(e) Termination in the Event that Successor Registry Operator is Named. This Agreement shall terminate in the event that the U.S. Department of Commerce or ICANN, as appropriate, designates another entity to operate the registry for the Registry TLD.
(f) Termination in the Event of Bankruptcy. Either Party may terminate this Agreement if the other Party is adjudged insolvent or bankrupt, or if proceedings are instituted by or against a Party seeking relief, reorganization or arrangement under any laws relating to insolvency, or seeking any assignment for the benefit of creditors, or seeking the appointment of a receiver, liquidator or trustee of a Party’s property or assets or the liquidation, dissolution or winding up of a Party’s business.
(g) Effect of Termination. Upon expiration or termination of this Agreement, VNDS will, to the extent it has the authority to do so, complete the registration of all domain names processed by Registrar prior to the date of such expiration or termination, provided that Registrar’s payments to VNDS for Registration Fees are current and timely. Immediately upon any expiration or termination of this Agreement, Registrar shall (i) transfer its sponsorship of Registered Name registrations to another licensed registrar(s) of the Registry, in compliance with Part B of the Transfer Policy, or any other procedures established or approved by the U.S. Department of Commerce or ICANN, as appropriate, and (ii) either return to VNDS or certify to VNDS trie destruction of all data, software and documentation it has received under this Agreement.
(h) Survival. In the event of termination of this Agreement, the following shall survive: (i) Sections 2.5, 2.6, 2.14, 6.1(g), 6.2, 6.6, 6.7, 6.10, 6.12, 6.13, 6.14, and

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6.16; (ii) the Registered Name Holder’s obligations to indemnify, defend, and hold harmless VNDS, as stated in Section 2.14; and (iii) Registrar’s payment obligations as set forth in Section 5 with respect to fees incurred during the term of this Agreement. Neither Party shall be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms but each Party shall be liable for any damage arising from any breach by it of this Agreement.
6.2. No Third Party Beneficiaries; Relationship of the Parties. This Agreement does not provide and shall not be construed to provide third parties (i.e., non-parties to this Agreement), including any Registered Name Holder, with any remedy, claim, cause of action or privilege. Nothing in this Agreement shall be construed as creating an employer-employee or agency relationship, a partnership or a joint venture between the Parties.
6.3. Force Majeure. Neither Party shall be responsible for any failure to perform any obligation or provide service hereunder because of any Act of God, strike, work stoppage, governmental acts or directives, war, riot or civil commotion, equipment or facilities shortages which are being experienced by providers of telecommunications services generally, or other similar force beyond such Party’s reasonable control.
6.4. Further Assurances. Each Party hereto shall execute and/or cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
6.5. Amendment in Writing. Except as otherwise provided in this Agreement, any amendment or supplement to this Agreement shall be in writing and duly executed by both Parties. Any new services approved by ICANN and purchased by Registrar will be subject to such terms and conditions as may be established by VNDS through an appendix to this Agreement executed by Registrar and VNDS.
6.6. Attorneys’ Fees. If any legal action or other legal proceeding (including arbitration) relating to the performance under this Agreement or the enforcement of any provision of this Agreement is brought against either Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).
6.7. Dispute Resolution; Choice of Law; Venue. The Parties shall attempt to resolve any disputes between them prior to resorting to litigation. This Agreement is to be construed in accordance with and governed by the internal laws of the Commonwealth of Virginia, United States of America without giving effect to any choice of law rule that would Cause the application of the laws of any jurisdiction

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other than the internal laws of the Commonwealth of Virginia to the rights and duties of the Parties. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the eastern district of the Commonwealth of Virginia. Each Party to this Agreement expressly and irrevocably consents and submits to the jurisdiction and venue of each state and federal court located in the eastern district of the Commonwealth of Virginia (and each appellate court located in the Commonwealth of Virginia) in connection with any such legal proceeding.
6.8. Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service, by e-mail or by telecopier during business hours) to the address or telecopier number set forth beneath the name of such Party below, unless party has given a notice of a change of address in writing:

if to Registrar:
Company Name:	GO DADDY SOFTWARE, INC.
Attention:	LEGAL COUNSEL
Physical Address:	14455 N. HAYDEN ROAD, SUITE 219

City, State Postal:	SCOTTSDALE, ARIZONA 85260
Telephone Number:	480.505.8800
Facsimile Number:	480. E 624.2546
e-Mail Address:	LEGAL@GODADDY.COM

with a copy to:
Company Name:	N/A
Attention:
Physical Address:
City, State Postal:
Telephone Number:
Facsimile Number:
e-Mail Address:

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if to VNDS:
General Counsel
VeriSign, Inc.
487 E. Middlefield Road
Mountain View, California 94043
Telephone: 1/650/961/7500
Facsimile: 1/650/426/5113; and
with a copy to:
General Manager
VeriSign Naming and Directory Services
21345 Ridgetop Circle
Dulles, Virginia 20166
Telephone: 1/703/948/3200
Facsimile: 1/703/421/4873; and
e-Mail Address: cao@verisign-grs.com
with a copy to:
Associate General Counsel
VeriSign, Inc.
21355 Ridgetop Circle
Dulles, VA 20166;
Telephone: 1/703/948/3200
Facsimile: 1/703/450/7492
6.9. Assignment/Sublicense. Except as otherwise expressly provided herein, the provisions of this Agreement shall inure to the benefit of and be binding upon, the successors and permitted assigns of the Parties hereto. Registrar shall not assign, sublicense or transfer its rights or obligations under this Agreement to any third person without the prior written consent of VNDS.
6.10. Use of Confidential Information. The Parties’ use and disclosure of Confidential Information disclosed hereunder are subject to the terms and conditions of the Parties’ Confidentiality Agreement (Exhibit C) that will be executed contemporaneously with this Agreement. Registrar agrees that the RRP, APIs and Software are the Confidential Information of VNDS.
6.11. Delays or Omissions; Waivers. No failure on the part of either Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is

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expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
6.12. Limitation of Liability. IN NO EVENT WILL VNDS BE LIABLE TO REGISTRAR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, OR ANY DAMAGES RESULTING FROM LOSS OF PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF VNDS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
6.13. Construction. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
6.14. Intellectual Property. Subject to Section 2.5 above, each Party will continue to independently own its intellectual property, including all patents, trademarks, trade names, service marks, copyrights, trade secrets, proprietary processes and all other forms of intellectual property.
6.15. Representations and Warranties
(a) Registrar. Registrar represents and warrants that: (1) it is a corporation duly incorporated, validly existing and in good standing under the law of the State of Arizona, (2) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, (3) it is, and during the Term of this Agreement will continue to be, accredited by ICANN or its successor, pursuant to an accreditation agreement dated after November 4, 1999, (4) the execution, performance and delivery of this Agreement has been duly authorized by Registrar, (5) no further approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by Registrar in order for it to enter into and perform its obligations under this Agreement, and (6) Registrar’s Surety Instrument provided hereunder is a valid and enforceable obligation of the surety named on such Surety Instrument.
(b) VNDS. VNDS represents and warrants that: (1) it is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (2) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, (3) the execution, performance and delivery of this Agreement has been duly authorized by VNDS, and (4) no further approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by VNDS in order for it to enter into and perform its obligations under this Agreement.
(c) Disclaimer of Warranties. The RRP, EPP, APIs and Software are provided “as-is” and without any warranty of any kind. VNDS EXPRESSLY DISCLAIMS

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ALL WARRANTIES AND/OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY OR SATISFACTORY QUALITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OF THIRD PARTY RIGHTS. VNDS DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE RRP, APIs OR SOFTWARE WILL MEET REGISTRAR’S REQUIREMENTS, OR THAT THE OPERATION OF THE RRP, APIs OR SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT DEFECTS IN THE RRP, APIs OR SOFTWARE WILL BE CORRECTED. FURTHERMORE, VNDS DOES NOT WARRANT NOR MAKE ANY REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF THE RRP, APIs, SOFTWARE OR RELATED DOCUMENTATION IN TERMS OF THEIR CORRECTNESS, ACCURACY, RELIABILITY, OR OTHERWISE. SHOULD THE RRP, APIs OR SOFTWARE PROVE DEFECTIVE, REGISTRAR ASSUMES THE ENTIRE COST OF ALL NECESSARY SERVICING, REPAIR OR CORRECTION OF REGISTRAR’S OWN SYSTEMS AND SOFTWARE.
6.16. Indemnification. Registrar, at its own expense and within thirty (30) days of presentation of a demand by VNDS under this paragraph, will indemnify, defend and hold harmless VNDS and its employees, directors, officers, representatives, agents and affiliates, against any claim, suit, action, or other proceeding brought against VNDS or any affiliate of VNDS based on or arising from any claim or alleged claim (i) relating to any product or service of Registrar; (ii) relating to any agreement, including Registrar’s dispute policy, with any Registered Name Holder of Registrar; or (iii) relating to Registrar’s domain name registration business, including, but not limited to, Registrar’s advertising, domain name application process, systems and other processes, fees charged, billing practices and customer service; provided, however, that in any such case: (a) VNDS provides Registrar with prompt notice of any such claim, and (b) upon Registrar’s written request, VNDS will provide to Registrar all available information and assistance reasonably necessary for Registrar to defend such claim, provided that Registrar reimburses VNDS for its actual and reasonable costs. Registrar will not enter into any settlement or compromise of any such indemnifiable claim without VNDS’s prior written consent, which consent shall not be unreasonably withheld. Registrar will pay any and all costs, damages, and expenses, including, but not limited to, reasonable attorneys’ fees and costs awarded against or otherwise incurred by VNDS in connection with or arising from any such indemnifiable claim, suit, action or proceeding.
6.17. Entire Agreement; Severability. This Agreement, which includes Exhibits A, B, C, D and E constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, representations, statements, negotiations, understandings, proposals or undertakings, oral or written, with respect to the subject matter expressly set forth herein. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, each Party agrees that such provision shall be enforced to the maximum extent

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permissible so as to effect the intent of the Parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. If necessary to effect the intent of the Parties, the Parties shall negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language that reflects such intent as closely as possible.
6.18. Service Level Agreement. Appendix 10 of the Registry Agreement shall be incorporated into this Agreement and attached hereto as Exhibit E. For purposes of Exhibit E, an “active” ICANN Accredited Registrar’s (as defined in Section 2.1 of Exhibit E) net new .net domain names shall equal the difference between the total number of .net domain names registered by such Registrar in the previous Monthly Timeframe and the number of such domain names that subsequently were deleted during the add grace period or otherwise (except for deletions occurring at the end of the pending delete period).
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

VeriSign, Inc.
By:	/s/ Raynor Dahlquist
Printed Name:	Raynor Dahlquist
Title:	VP
Date:	11/01/05

Company Name:	GO DADDY SOFTWARE, INC.
By:	/s/ ROBERT R. PARSONS
Printed Name:	ROBERT R. PARSONS
Title:	PRESIDENT
Date:	OCTOBER 17, 2005

.net Registry-Registrar Agreement	Page 14 of 28

Exhibit A
Registrar’s Registration Agreement
[To be supplied from time to time by Registrar]

.net Registry-Registrar Agreement	Page 15 of 28

GO DADDY
DOMAIN NAME REGISTRATION AGREEMENT
This Go Daddy Software, Inc. Domain Name Registration Agreement (“Agreement”) is by and between Go Daddy Software, Inc. (“ Go Daddy”) an Arizona Corporation and You, Your heirs, agents, successors and assigns (“You”), and is made effective as of the date of electronic execution. This Agreement sets forth the terms and conditions of Your use of Go Daddy’s Domain Name Registration and represents the entire agreement between You and Go Daddy. By participating in this transaction, You acknowledge that You have read, understand and agree to be bound by all the terms and conditions of this Agreement, including our dispute policy and the ICANN Transfer Dispute Resolution Policy along with any new, different or additional terms, conditions or policies, including the Universal Terms of Service which Go Daddy may establish from time to time. Such Agreements may be found here.
In addition to transactions entered into by You on Your behalf, You also agree to be bound by the terms of this agreement for transactions entered into on Your behalf by anyone acting as Your Agent, and transactions entered into by anyone who uses the account You’ve established with Go Daddy, whether or not the transactions were in Your behalf. You acknowledge that Go Daddy’s acceptance of any application made by You for services provided by Go Daddy will take place at Go Daddy’s offices located in Scottsdale, Arizona, USA.
You acknowledge that Go Daddy is a registrar bound by an agreement between Go Daddy and the Internet Corporation for Assigned Names and Numbers (“ICANN”). You agree that Go Daddy may modify this agreement in order to comply with applicable law and the terms and conditions set forth by the Internet ICANN and/or the Registry Administrator chosen by ICANN, as well as any registration rules or policies that may be published from time to time by Go Daddy.
1. FEES
In consideration for the services and products (“service”) purchased by You and provided to You by Go Daddy, You-agree to pay Go Daddy at the time service is provided. Payment is to be made by You by providing either a valid credit card, an online check, or using “Good As Gold” to establish a cash reserve for charge by Go Daddy (collectively, the “Payment Method”). Personal checks and money orders may only be used only to fund “Good As Gold” (GAG) accounts, must be for payments of $100 or more, and issued in U.S. dollars for the full amount required at that time. Personal checks under $1,000 are subject to the same processing fees as wire transfers. All personal checks will be delayed fourteen (14) days until the money is credited, which may delay Your usage of the product or service, and any check that bounces will result in a $25 bounced check fee. If You purchase an automatically renewing service or product by personal check, it is Your responsibility to make payment arrangements for each renewal payment. You understand that ICANN requires Go Daddy to collect a small registration fee when you purchase your domain name registration. You agree to pay such fees. Payments are non-refundable. If for any reason Go Daddy is unable to charge Your Payment Method for the full amount owed Go Daddy for the service provided, or if Go Daddy is charged a penalty for any fee it previously charged to your Payment Method, You agree that Go Daddy may pursue all available remedies in order to obtain payment. You agree that among the remedies Go Daddy may pursue in order to effect payment, shall include but will not be limited to, immediate cancellation without notice to You of any domain names registered or renewed on Your behalf. Go Daddy reserves the right to charge a reasonable service fee for administrative tasks outside the scope of its regular services. These include, but are not limited to, customer service issues that cannot be handled over email but require personal service, and disputes that require legal services. These charges will be billed to the Payment Method we have on file for You. You may change your Payment Method at any time by logging into Your Account Manager.
Domain Name Renewals
When You register a domain name, You have the option to elect that the domain name be automatically renewed upon reaching the expiration date. If You elect the automatic renewal option, Go Daddy will automatically renew, for a period equivalent to the length of your original registration, any domain name that is up for renewal and will take payment from the Payment Method You have on file with Go Daddy, at Go Daddy’s then current rates. Thus, if you have chosen to register your domain name for one year, Go Daddy will automatically renew it for one year. If you have chosen to register your domain name for two years, Go Daddy will automatically renew it for two years, and so on. Domain name renewals will be non refundable. If for any reason Go Daddy is not able to take the payment from the Payment Method You have on file, and You fail to respond to our notices, Your domain name registration will expire. It is Your responsibility to keep Your Payment Method information current, which includes the expiration date if you are using a credit card. If You do not elect that the domain name be automatically renewed, You have the responsibility of logging into Your account manager for that domain name and manually implementing the renewal by the expiration date (should You in fact want the domain name to be renewed). In this case, if You fail to manually implement the renewal in a timely fashion the domain name will be cancelled and You will no longer have use of that name. You agree that Go Daddy will not be responsible for cancelled domain names that You fail to renew, either automatically or manually. In any case, if You fail to renew Your domain name in a timely fashion, additional charges may apply. If You signed up for domain masking, domain forwarding, or any other similar service, with Your domain registration, these services may be automatically renewed when Your domain registration is up for renewal, and You may incur an additional renewal fee unless You cancel in advance.
If you fail to renew your domain name, you agree that Go Daddy may, at its sole discretion, renew your expired domain name on your behalf. If Go Daddy decides to renew your expired domain name on your behalf you will have a Renewal Grace Period during which you may reimburse Go Daddy for the renewal and keep your domain name. The Renewal Grace Period is currently 12 days but subject to change under the terms of Section 2 of this Agreement. If you do not reimburse Go Daddy for the renewal during the Renewal Grace Period your domain name will be placed on Hold and flagged for deletion after which you will have a 30 day redemption period during which you may pay Go Daddy a Redemption fee and redeem your domain name. The Redemption fee is currently $80 USD and is subject to change under the terms of Section 2 of this agreement. If you do not redeem your domain name prior to the end of the 30 day redemption period Go Daddy may, at its sole discretion, delete your domain name or transfer it to another registrant on your behalf.
If your domain is deleted, the Registry also provides a 30 day Redemption Grace Period during which you may pay Go Daddy a redemption fee and redeem your domain name. The redemption fee is currently $80 USD and is subject to change under the terms of Section 2 of this agreement. If you do not redeem your domain name prior to the end of the Registry’s Redemption Grace Period the Registry will release your name and it will become available for registration on a first-coine-first-served basis.
2. TERM OF AGREEMENT; MODIFICATIONS
The term of this agreement shall continue in full force and effect as long as You have any domain name registered through Go Daddy. You agree that You will not transfer any domain name registered through Go Daddy to another domain name registrar during the first sixty (60) days from its initial registration date. You further agree that Go Daddy may charge You a small fee if You cancel Your domain within the five (5) day grace period after registering Your domain with Go Daddy and Go Daddy refunds the price of Your domain. Go Daddy will not charge You a fee if Go Daddy cancels Your domain name during this period because of fraud.
You agree that Go Daddy may modify this agreement from time to time. Go Daddy may also discontinue services it provides under this agreement. You agree to be bound by any changes Go Daddy may reasonably make to this agreement when such changes become effective. Should You elect to cancel Your agreement with Go Daddy You will not receive a refund for any fees You may have paid to Go Daddy.
You agree that Go Daddy shall not be bound by any representations made by third parties who You may use to purchase services from Go Daddy, and that any statements of a general nature, which may be posted on Go Daddy’s web site or be contained in Go Daddy’s promotional materials, will not bind Go Daddy.
3. UP TO DATE INFORMATION; USE OF INFORMATION AND EXPIRATION
You agree to notify Go Daddy within five (5) business days when any of the information You provided as part of the application and/or registration process changes. It is Your responsibility to keep this information in a current and accurate status. Failure by You, for whatever reason, to provide Go Daddy with accurate and reliable information on an initial and continual basis, shall be considered to be a material breach of this agreement. Failure by You, for whatever reason, to respond within five (5) business days to any inquiries made by Go Daddy to determine the validity of information provided by You, shall also be considered to be a material breach of this agreement. You agree to retain a copy for Your record of the receipt for purchase of Your domain name.
You agree that for each domain name registered by You, the following contact data is required: postal address, email address, telephone number, and if available, a facsimile number for the registered name holder and, if different from the registered name holder, the same contact information for, a technical contact, an administrative contact and a billing contact
You acknowledge and agree that domain name registration requires that this contact information, in whole or in part, be shared with the registry operator. As required by ICANN, this information must also be made publicly available by means of Whois, and that the registry operator may also be required to make this information publicly available by Whois. Both Go Daddy and the registry operator may be required to archive this information with a third party escrow service. You hereby consent and give permission for all such requirements and disclosures. Further, You represent and warrant that, if You are providing information about a third party, You have notified the third party of the disclosure and the purpose for the disclosure and You have obtained the third party’s consent to such disclosure.
You agree that for each domain name registered by You the following information will be made publicly available in the Whois directory as determined by ICANN Policy and may be sold in bulk as set forth in the ICANN agreement:
•	The domain name

•	Your name and postal address

•	The email address, postal address, voice and fax numbers for technical and administrative contacts

•	The Internet protocol numbers for the primary and secondary name servers

•	The corresponding names of the name servers

•	The original date of registration and expiration date
You agree that, to the extent permitted by ICANN, Go Daddy may make use of the publicly available information You provided during the registration process. If You engage in the reselling of domain names You agree to provide any individuals whose personal information You’ve obtained, information about the possible uses of their personal information pursuant to ICANN policy. You also agree to obtain consent, and evidence of consent, from those individuals for such use of the personal information they provide.
4. DISPUTE RESOLUTION POLICY
You agree to be bound by our current Dispute Resolution Policy. This policy is incorporated herein and made a part of this agreement. You can view the Uniform Domain Name Dispute Resolution Policy online. You agree that Go Daddy may from time to time modify its Dispute Resolution Policy. Go Daddy will post any changes to its Dispute Resolution Policy at least 30 days before they become effective. You agree that by maintaining Your domain name registrations with Go Daddy after the updated policy becomes effective that You agree to the Dispute Resolution policy as amended. You agree to review Go Daddy’s web site periodically to determine if changes have been made to the Dispute Resolution Policy. If You cancel Your agreement with Go Daddy as a result of the modified Dispute Resolution policy no fees will be refunded to You.
You agree that if a dispute arises as a result of one or more domain names You have registered using Go Daddy, You will indemnify, defend and hold Go Daddy harmless as provided for in this agreement. You also agree that if Go Daddy is notified that a complaint has been filed with a governmental, administrative or judicial body, regarding a domain name registered by You using Go Daddy, that Go Daddy, in its sole discretion, may take whatever action Go Daddy deems necessary regarding further modification, assignment of and/or control of the domain name deemed necessary to comply with the actions or requirements of the governmental, administrative or judicial body until such time as the dispute is settled. In this event You agree to hold Go Daddy harmless for any action taken by Go Daddy.
5. TRANSFER OF DOMAIN NAMES; RESALE PRACTICES
If You transfer any domain name You agree to provide the information required by, and to abide by, the procedures and conditions set forth in our Domain Transfer Agreement . You may view the latest version of our Domain Transfer Agreement online. In order to further protect Your domain, any domain registered with Go Daddy or transferred to Go Daddy shall be placed on lock status. The domain must be placed on unlock status in order to modify any of the Whois information including the name servers, or initiate a transfer of the domain name away from Go Daddy to a new Registrar. You may log into Your account with Go Daddy at any time after Your domain name has been successfully transferred to Go Daddy, and change the status to unlock.
You agree to inform any customer of Yours, who may be acquiring a domain name through You using Go Daddy’s registration services, that they are in fact registering their domain name through Go Daddy and that Go Daddy is an accredited registrar with ICANN. You agree not to represent that You are an ICANN accredited registrar or that You are in any way providing superior access to the ICANN Domain Name Registry. You also agree not to use the ICANN trademark logo in any of Your promotional materials including Your web site.
You agree to obtain each of Your customers’ acceptances of Go Daddy’s then current Domain Registration Agreement, and to retain evidence of their acceptance for a period of not less than three (3) years. Should You require that Your customers accept additional terms and conditions that are not required by Go Daddy, You agree that such additional terms and conditions shall not conflict with Go Daddy’s Domain Registration Agreement and the policies and business procedures adopted by ICANN.
You agree that Go Daddy is not lending You access to its registrar connections or its registry access, nor will You be deemed to be a registrar in Your own right. Furthermore, You agree You will not attempt to gain access to Go Daddy’s registrar connections or registry access. You agree to provide complete, accurate and current data for each registrant to be added to a registry in accordance With ICANN requirements for inclusion in the Whois database.
You agree to provide Your customers with adequate customer support, and to maintain contact with them with regard to providing a medium for them to communicate changes in the information they provided as part of the domain name registration process. Upon receiving corrected or updated information You will, within 5 business days, provide such information to Go Daddy so Go Daddy may update its registration records. You will retain copies of all communications between You and Your customers and will upon request provide Go Daddy copies of same.
6. SUSPENSION OF SERVICES; BREACH OF AGREEMENT
You agree that, in addition to other events set forth in this agreement, (i) Your ability to use any of the services provided by Go Daddy is subject to cancellation or suspension in the event there is an unresolved breach of this agreement and/or suspension or cancellation is required by any policy now in effect or adopted later by ICANN, and (ii) Your registration of any domain names shall be subject to suspension, cancellation or transfer pursuant to any ICANN adopted specification or policy, or pursuant to any Go Daddy procedure not inconsistent with an ICANN adopted specification or policy, (1) to correct mistakes by Go Daddy or the registry operator in registering any domain name or (2) for the resolution of disputes concerning any domain name.
You agree that Your failure to comply completely with the terms and conditions of this agreement and any Go Daddy rule or policy may be considered by Go Daddy to be a material breach of this agreement and that Go Daddy may provide You with notice of such breach either in writing or electronically (i.e. email). In the event You do not provide Go Daddy with material evidence that You have not breached Your obligations to Go Daddy within ten (10) business days, Go Daddy may terminate its relationship with You and take any remedial action available to Go Daddy under the applicable laws. Such remedial action may be implemented without notice to You and may include, but is not limited to, canceling the registration of any of Your domain names and discontinuing any services provided by Go Daddy to You. No fees will be refunded to You should Your agreement be cancelled or services be discontinued because of a breach.
Go Daddy’s failure to act upon or notify You of any event, which may constitute a breach, shall not relieve You from or excuse You of the fact that You have committed a breach.
7. RESTRICTION OF SERVICES; RIGHT OF REFUSAL
You agree not to use the services provided by Go Daddy, or to allow or enable others, to use the services provided by Go Daddy for the purposes of:
•	The transmission of unsolicited email (Spam).

•	Repetitive, high Volume inquires into any of the services provided by Go Daddy (i.e. domain name availability, etc.).
If You are hosting Your domain’s domain name servers (“DNS”) on Go Daddy’s servers, or are using our systems to forward a domain, URL, or otherwise to a system or site hosted elsewhere, or if You have your domain name registered with Go Daddy, You are responsible for ensuring that there is no excessive overloading on Go Daddy’s DNS systems. You may not use Go Daddy’s servers and Your domain as a source, intermediary, reply to address, or destination address for mail bombs, Internet packet flooding, packet corruption, or other abusive attack. Server hacking or other perpetration of security breaches is prohibited. You agree that Go Daddy reserves the right to deactivate Your domain name from its DNS system if Go Daddy deems it is the recipient of activities caused by your site that threaten the stability of its network.
You agree that Go Daddy, in its sole discretion and without liability to You, may refuse to accept the registration of any domain name. Go Daddy also may in its sole discretion and without liability to You delete the registration of any domain name during the first thirty (30) days after registration has taken place. Go Daddy may also cancel the registration of a domain name, after thirty (30) days, if that name is being used in association with spam or morally objectionable activities. Morally objectionable activities will include, but not be limited to: activities designed to defame, embarrass, harm, abuse, threaten, slander or harass third parties; activities prohibited by the laws of the United States and/or foreign territories in which You conduct business; activities designed to encourage unlawful behavior by others, such as hate crimes, terrorism and child pornography; activities that are tortious, vulgar, obscene, invasive of the privacy of a third party, racially, ethnically, or otherwise objectionable; activities designed to impersonate the identity of a third party; and activities designed to harm minors in any way. In the event Go Daddy refuses a registration or deletes an existing registration during the first thirty (30) days after registration, You will receive a refund of any fees paid to Go Daddy in connection with the registration either being canceled or refused. In the event Go Daddy deletes the registration of a domain name being used in association with spam or morally objectionable activities, no refund will be issued.
8. LIMITATION OF LIABILITY
You agree that Go Daddy’s entire liability to you under this agreement, and your only remedy, in connection with any service provided by Go Daddy, to you under this agreement, and for any breach of this agreement by Go Daddy, shall be limited to the fees you paid to Go Daddy for the particular service in contention. Go Daddy and its agents and contractors shall not be liable for any direct, indirect incidental, special, or consequential damages resulting from the use of or inability to use any of Go Daddy’s services or for the cost of obtaining substitute services. Because certain states do not permit the limitation of elimination of liability for certain types of damage, Go Daddy’s liability shall be limited to the smallest amount permitted by law. Go Daddy disclaims any loss or liability resulting from:
i.	access delays or interruptions to our web site or domain name registration system

ii.	data non-delivery or misdelivery between You and Go Daddy

iii.	events beyond our control (i.e. acts of God)

iv.	the loss of registration or processing of a domain name or the use of a domain name

v.	the failure for whatever reason to renew a domain name registration

vi.	the unauthorized use of Your account with Go Daddy or any of services provided to You by Go Daddy

vii.	errors, omissions or misstatements

viii.	deletion of, failure to store, or failure to process or act upon email messages

ix.	processing of updated information to Your registration record

x.	development or interruption of Your web site

xi.	errors taking place with regard to the processing of Your application

xii.	application of Go Daddy’s Dispute Resolution Policy

xiii.	any act or omission caused by You or Your agent (whether authorized by You or not)
9. INDEMNITY
You agree to release, defend, indemnify and hold harmless Go Daddy and its contractors, agents, employees, offices, directors, shareholders and affiliates from and against any losses, damages or costs, including reasonable attorney’s fees, resulting from any claim, action, proceeding suit or demand arising out of or related to Your (including Your agents, affiliates or anyone using Your account with Go Daddy whether or not on Your behalf, and whether or not with Your permission) use of the services provided by Go Daddy. Should Go Daddy be notified of a pending law suit, or receive notice of the filing of a law suit, Go Daddy may seek a written confirmation from You concerning Your obligation to indemnify Go Daddy. Your failure to provide such a confirmation may be considered a breach of this agreement.
10. REPRESENTATION AND WARRANTIES
You warrant that all information provided by You as part of the registration process is complete and accurate. You also warrant that each registration You make is being done so in good faith and that You have no knowledge of it infringing upon or conflicting with the legal rights of a third party or a third party’s registration, trademark or trade name. You also warrant that the domain name being registered will not be used in connection with any illegal activity.
You agree that Go Daddy makes no representations or warranties or any kind in connection with this agreement and specifically makes no guaranty to You against the possibility of objection to, or challenge of, the registration or use of any domain name You register with Go Daddy.
Go Daddy expressly reserves the right to deny, cancel or transfer any registration that it deems necessary, in its discretion, to protect the integrity and stability of the registry, to comply with any applicable laws, government rules or requirements, requests of law enforcement, in compliance with any dispute resolution process, or to avoid any liability, civil or criminal, on the part of Go Daddy, as well as its affiliates, subsidiaries, officers, directors and employees. Go Daddy also reserves the right to freeze a domain name during resolution of a dispute.
11. DISCLAIMER OF WARRANTIES
Go Daddy expressly disclaims all warranties of any kind, whether express or implied, including, but not limited to, the implied warranties of merchantability, fitness for a particular purpose and non-infringement. Go Daddy makes no warranty that its service(s) will meet your requirements, or that the service(s) will be uninterrupted, timely, secure, or error free, or that defects will be corrected. Go Daddy does not warrant, nor make any representations regarding the use, or results of, any of the services it provides, in terms of their correctness, accuracy, reliability, or otherwise.
12. SEVERABILITY; ENTIRETY
You agree that the terms of this Agreement are severable. If any part of this Agreement is determined to be unenforceable or invalid, that part of the agreement will be interpreted in accordance with applicable law as closely as possible, in line with the original intention of both parties to the Agreement. The remaining terms and conditions of the Agreement will remain in full force and effect.
You agree that this agreement including the policies it refers to (i.e. our Dispute Resolution Policy, etc.) constitute the complete and only agreement between You and Go Daddy regarding the services contemplated herein.
13. VENUE; WAIVER OF TRIAL BY JURY
This agreement shall be deemed entered into in the state of Arizona. Except for all disputes concerning the use of a domain name registered with Go Daddy, the laws and judicial decisions of Maricopa county, Arizona, shall be used to determine the validity, construction, interpretation and legal effect of this agreement. For the adjudication of disputes concerning or arising from the use of a domain name registered with Go Daddy, You shall submit, without prejudice to other potential applicable jurisdictions, to the jurisdiction of the courts (1) of Your domicile and (2) where Go Daddy is located. You agree that any action relating to or arising out of this agreement, shall be brought in the courts of Maricopa county, Arizona.
You agree to waive the right to trial by jury in any proceeding that takes pace relating to or arising out of this agreement.
14. NOTICES
You agree that all notices (except for notices concerning breach of this agreement) from Go Daddy Software, Inc. to You may be posted on our web site and will be deemed delivered within thirty (30) days after posting. Notices concerning breach will be sent either to the email address You have on file with Go Daddy Software, Inc. or mailed first class postage to the postal address You have on file with Go Daddy Software, Inc.. In both cases, delivery shall be deemed to have been made five (5) days after the date sent. Notices from You to Go Daddy Software, Inc. shall be made either by email, sent to the address we provide on our web site, or first class mail to our address at:
Domain Services C/O Go Daddy Software, Inc., 14455 North Hayden Rd., Suite 219, Scottsdale, AZ 85260 Delivery shall be deemed to have been made by You to Go Daddy Software, Inc. five (5) days after the date sent.
15. PROVISIONS SPECIFIC TO ALL REGISTRATIONS
You agree to be bound by the rules, policies, and agreements of each Registry from which You purchase a domain registration, which may include, but are not limited to, Top Level Domain Registries and Second Level Domain Registries.
16. PROVISIONS SPECIFIC TO .COM, .NET, AND .CC REGISTRATIONS
Indemnification
You agree to indemnify, defend and hold harmless the .COM, .NET, and .CC Registry Operator, VeriSign, Inc., and its directors, officers, employees, agents, and affiliates from and against any and all claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses arising out of or relating to the Registered Name holder’s domain name registration.
17. PROVISIONS SPECIFIC TO .ORG REGISTRANTS
Indemnification
You agree to indemnify, defend and hold harmless the .ORG Registry Operator, Public Interest Registry, and its subcontractors, shareholders, directors, officers, employees, agents, and affiliates from and against any and all claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses arising out of or relating to the Registered Name holder’s domain name registration. This indemnification requirement shall survive the termination or expiration of the registration agreement.

18. PROVISIONS SPECIFIC TO .INFO REGISTRANTS
Indemnification
You agree to indemnify, defend and hold harmless the .INFO Registry Operator, Afilias Limited, and its subcontractors, shareholders, directors, officers, employees, agents, and affiliates from and against any and all claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses arising out of or relating to the Registered Name holder’s domain name registration. This indemnification requirement shall survive the termination or expiration of the registration agreement.
19. PROVISIONS SPECIFIC TO .WS (WEBSITE) REGISTRATIONS
Indemnification
You agree to indemnify, defend and hold harmless the .WS Registry Operator, Global Domains International, Inc., and its directors, officers, employees, agents, and affiliates from and against any and all claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses arising out of or relating to the Registered Name holder’s domain name registration.
You agree to be bound by any registry rules, policies, and agreements for this ccTLD. The registration policies for this ccTLD are available online and are incorporated herein.
20. ADDITIONAL REQUIREMENTS FOR .INFO REGISTRANTS
If You are registering a .INFO domain name You also agree to:
i.	consent to the use, copying, distribution, publication, modification and other processing of Registered Name Holder’s Personal Data by the .info Registry Operator and its designees and agents;

ii.	submit to proceedings commenced under ICANN’s Uniform Domain Name Dispute Resolution Policy (“UDRP”) and the Sunrise Dispute Resolution Policy (“SDRP”)

iii.	immediately correct and update the registration information for the Registered Name during the registration term for the Registered Name; and

iv.	acknowledge that the Registry Operator will have no liability of any kind for any loss or liability resulting from the proceedings and processes relating to the Sunrise Period or the Land Rush Period, including, without limitation: (a) the ability or inability of a registrant to obtain a Registered Name during these periods, and (b) the results of any dispute over a Sunrise Registration.
21. ADDITIONAL REQUIREMENTS FOR .BIZ REGISTRANTS
If You are registering a .BIZ domain name You also agree to:
.BIZ Restrictions
Registrations in the .BIZ TLD must be used or intended to be used primarily for bona fide business or commercial purposes. For purposes of the .BIZ Registration Restrictions (“Restrictions”), “bona fide business or commercial use” shall mean the bona fide use or bona fide intent to use the domain name or any content, software, materials, graphics or other information thereon, to permit Internet users to access one or more host computers through the DNS:

A.	To exchange goods, services, or property of any kind;

B.	In the ordinary course of trade or business; or

C.	To facilitate (i) the exchange of goods, services, information, or property of any kind; or, (ii) the ordinary course of trade or business. Registering a domain name solely for the purposes of (1) selling, trading or leasing the domain name for compensation, or (2) the unsolicited offering to sell, trade or lease the domain name for compensation shall not constitute a “bona fide business or commercial use” of that domain name.
.BIZ Certification
As a .BIZ domain name registrant, You hereby certify to the best of Your knowledge that:
A.	The registered domain name will be used primarily for bona fide business or commercial purposes and not (i) exclusively for personal use; or (ii) solely for the purposes of (1) selling, trading or leasing the domain name for compensation, or (2) the unsolicited offering to sell, trade or lease the domain name for compensation. More information on the .BIZ restrictions, which are incorporated herein by reference, are available online.

B.	The domain name registrant has the authority to enter into the registration agreement; and

C.	The registered domain name is reasonably related to the registrant’s business or intended commercial purpose at the time of registration.
Domain Name Dispute Policy
If You reserved or registered a .BIZ domain name through us, You agree to be bound by our current domain name dispute policy that is incorporated herein and made a part of this Agreement by reference. Please take the time to familiarize Yourself with that policy. In addition, You hereby acknowledge that You have read and understood and agree to be bound by the terms and conditions of the following documents, as they may be amended from time to time, which are hereby incorporated and made an integral part of this Agreement:
A.	The Uniform Domain Name Dispute Policy;

B.	The Start-up Trademark Opposition Policy (“STOP”); and

C.	The Restrictions Dispute Resolution Criteria and Rules.
The STOP sets forth the terms and conditions in connection with a dispute between a registrant of a .BIZ domain name (“Registrant”) with any third party (other than Registry Operator or Registrar) over the registration or use of a .BIZ domain name registered by Registrant that is subject to the Intellectual Property Claim Service. The Intellectual Property Claim Service a service introduced by Registry Operator to notify a trademark or service mark holder (“Claimant”) that a second-level domain name has been registered in which that Claimant claims intellectual property rights. In accordance with the STOP and its associated Rules, those Claimants will have the right to challenge registrations through independent ICANN-accredited dispute resolution providers.
The UDRP sets forth the terms and conditions in connection with a dispute between a Registrant and any party other than the Registry Operator or Registrar over the registration and use of an Internet domain name registered by Registrant.

The RDRP sets forth the terms under which any allegation that a domain name is not used primarily for business or commercial purposes shall be enforced on a case-by-case, fact specific basis by an independent ICANN-accredited dispute provider. None of the violations of the Restrictions will be enforced directly by or through Registry Operator. Registry Operator will not review, monitor, or otherwise verify that any particular domain name is being used primarily for business or commercial purposes or that a domain name is being used in compliance with the SUDRP or UDRP processes.
Domain Name Dispute Policy Modifications
You agree that we, in our sole discretion, may modify our dispute policy. We will post any such revised policy on our Web site at least thirty (30) calendar days before it becomes effective. You agree that, by maintaining the reservation or registration of Your domain name after modifications to the dispute policy become effective, You have agreed to these modifications. You acknowledge that if You do not agree to any such modification, You may terminate this Agreement. We will not refund any fees paid by You if You terminate Your Agreement with us.
Domain Name Disputes
You agree that, if Your use of our domain name registration services is challenged by a third party, You will be subject to the provisions specified in our dispute policy in effect at the time of the dispute. You agree that in the event a domain name dispute arises with any third party, You will indemnify and hold us harmless pursuant to the terms and conditions set forth below in this Agreement. If we are notified that a complaint has been filed with a judicial or administrative body regarding Your use of our domain name registration services, You agree not to make any changes to Your domain name record without our prior approval. We may not allow You to make changes to such domain name record until (i) we are directed to do so by the judicial or administrative body, or (ii) we receive notification by You and the other party contesting Your registration and use of our domain name registration services that the dispute has been settled. Furthermore, You agree that if You are subject to litigation regarding Your registration and use of our domain name registration services, we may deposit control of Your domain name record into the registry of the judicial body by supplying a party with a registrar certificate from us.
Reservation of Rights
Go Daddy and the .BIZ Registry Operator, NeuLevel, Inc. expressly reserve the right to deny, cancel or transfer any registration that it deems necessary, in its discretion, to protect the integrity and stability of the registry, to comply with any applicable laws, government rules or requirements, requests of law enforcement, in compliance with any dispute resolution process, or to avoid any liability, civil or criminal, on the part of Go Daddy and/or NeuLevel, Inc., as well as their affiliates, subsidiaries, officers, directors and employees. Go Daddy and NeuLevel, Inc. also reserve the right to freeze a domain name during resolution of a dispute.
Indemnification
You agree to indemnify, defend and hold harmless the .BIZ Registry Operator, NeuLevel, Inc., and its directors, officers, employees, agents, and affiliates from and against any and all claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses arising out of or relating to the Registered Name holder’s domain name registration. This indemnification requirement shall survive the termination or expiration of the registration agreement.

22. PROVISIONS SPECIFIC TO .US REGISTRATIONS
You agree to be bound by any registry rules, policies, and agreements for this ccTLD. The registration guidelines for this ccTLD are available online and are incorporated herein. These policies may prohibit You from changing, transferring, or assigning the name You have submitted as Registrant.
The Registrant certifies that it meets the following Nexus Requirements to qualify to register to use a .US domain name.
A. Registrants must be either:
i.	A natural person (i) who is a United States citizen, (ii) who is a permanent resident of the United States of America or any of its possessions or territories, or (ii) whose primary place of domicile is in the United States of America or any of its possessions, or;

ii.	An entity or organization that is (i) incorporated within one of the fifty (50) U.S. states, the district of Columbia, or any of the United States possessions or territories or (ii) organized or otherwise constituted under the laws of a state of the United States of America, the District of Columbia or any of its possessions (including a federal, state, or local government of the United States, or a political subdivision thereof, and non-commercial organizations based in the United States), or;

iii.	A foreign entity or organization that has a bona fide presence in the United States of America or any of its possession or territories that also (i) regularly engages in lawful activities (sales of goods or services or other business, commercial or non-commercial including not-for-profit activities) in the Unites States, or (ii) maintains an office or other property within the United States.
B. The name servers listed for all .US domain names must be based within the United States of America or any of its possessions or territories.
Registrant further certifies that Go Daddy has requested specific information regarding how the Registrant meets the Nexus requirement and that Registrant has willingly volunteered such information. Registrant understands and agrees that such information will be verified and will be shared with the .US Registry.
Registrant understands and agrees that if such information cannot be verified, or if Registrant fails to continue to abide by the Nexus Requirements, the registered domain name shall be subject to immediate cancellation.
Indemnification
You agree to indemnify and hold harmless the .US Registry Operator, NeuStar, and its directors, officers, employees, representatives, agents, affiliates, and stockholders from and against any and all claims, suits, actions, other proceedings, damages, liabilities, costs and expenses of any kind, including without limitation reasonable legal fees and expenses, arising out of or relating to the Registrant’s (i) .US domain name registration and (ii) use of any .US registered domain name.
.US Registration Restrictions
You understand and agree that when You register one of these domains, that You are prohibited from using any profanity in the domain name, pursuant to the .US policy available online. The definition of profanity can be found in the Supreme Court decision, FCC v. Pacifica Foundation, made famous by George Carlin.
Further, You acknowledge and agree that You are not permitted to purchase private or proxy .US registrations. You shall register for any and all .US registrations using Your personal information, which information You represent and warrant is current, accurate and complete.
23. PROVISIONS SPECIFIC TO .NAME REGISTERED ITEMS
Eligibility Requirements — Dispute Resolution
You represent and warrant that the name You are registering is Your legal, personal name, or that You own the intellectual property rights to that name. If at any time it is discovered that it is not Your legal personal name, or Your intellectual property, the .NAME Registry Operator, Global Name Registry (GNR) and Go Daddy reserve the right to cancel Your registration without refund, or transfer it to another party. In addition to the above You agree to be bound by the provisions of the entire Eligibility Requirements Dispute Resolution Policy.
Consent — Defensive Registration
A Defensive Registration is a registration designed for the protection of trademarks and service marks and may be granted to prevent a third party from registering a variation of a trademark or the exact trademark. If the name You wish to register is subject to a Defensive Registration, You have three options: (i) You may register a variation of the name, (ii) You may challenge the Defensive Registration under the Eligibility Requirements Dispute Resolution Policy (“ERDRP”), or (iii) You may request Consent from the Defensive Registrant. You can request Consent by contacting the Defensive Registrant listed in the GNR whois database and requesting consent to register the .name domain. If the Defensive Registrant grants consent, they must confirm in writing that they grant consent. If the Defensive Registrant does not grant consent, you may wish to challenge the Defensive Registration under the ERDRP. The policy is available online.
Acceptable Use Policy
You agree to be bound by GNR’s Acceptable Use Policy . Among other limitations, this policy prohibits You from using your .name Email to engage in Spamming activities. You will be limited to a maximum of 500 messages sent from Your .name at a time.
Waiver of Liability
You agree that GNR and Go Daddy will have no liability of any kind for any loss or liability resulting from (i) the processing of registration requests prior to live SRS launch, including, without limitation, the ability or inability to obtain a domain name or email address registration using these processes; or (ii) any dispute over any domain name or email address registration, including the decision of any dispute resolution proceeding related to any of the foregoing.
Indemnification
You agree to indemnify, defend and hold harmless GNR, and its directors, officers, employees, agents, and affiliates from and against any and all claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses arising out of or relating to the Registered Item Holder’s registration. You agree that this indemnification obligation shall survive the termination or expiration of this Registration Agreement.
24. PROVISIONS SPECIFIC TO .EU REGISTRATIONS
.EU Registration Restrictions
You acknowledge and agree that You are not permitted to purchase private or proxy .EU registrations. You shall register for any and all .EU registrations using Your personal information, which information You represent and warrant is current, accurate and complete.
Jurisdiction
For the adjudication of disputes concerning or arising from use of the registered .EU domain name. You agree to submit, without prejudice to other potentially applicable jurisdictions, to the jurisdiction of the courts of (1) Your domicile state, (2) the State of Arizona and (3) the United Kingdom.
Sunrise and General Pre-registration Applications
You acknowledge and agree that the submitting of a “Sunrise or General Pre-registration Application” does not ensure that a domain name shall be successfully awarded or registered. In the event that an application does not result in a successful registration, the registration fee shall be refunded. In the case of a “Sunrise Application” where an application fee was collected, a portion of that fee shall be refunded after the deduction of a handling fee, which You acknowledge and agree is subject to change based on fluxuations in the US Dollar and Euro exchange rates.
25. OTHER COUNTRY CODE TOP LEVEL DOMAINS
You represent and warrant that You meet the eligibility requirements of each country code top level domain (“ccTLD”) You apply for. You further agree to be bound by any registry rules, policies, and agreements for that particular ccTLD. These may include, but are not limited to, agreeing to indemnify the ccTLD provider, limiting the liability of the ccTLD provider, and requirements that any disputes be resolved under that particular country’s laws.
26. PROVISIONS SPECIFIC TO .AT REGISTRATIONS
You understand and agree that in order to register these domains, a pre-registration DNS validation check is required by the Registry.
27. PROVISIONS SPECIFIC TO .BE REGISTRATIONS.
You understand and agree that in order to register these domains, a pre-registration DNS validation check is required by the Registry.
28. PROVISIONS SPECIFIC TO .CO.NZ, .NET.NZ, AND .ORG.NZ REGISTRATIONS.
You understand and agree that in order to register these domains, a pre-registration DNS validation check is required by the Registry.
30. ADDITIONAL REQUIREMENTS FOR .UK (.ORG.UK, .ME.UK, .CO.UK) REGISTRATIONS
You understand and agree that when You register one of these domains, that the minimum term is two years.

31. PROVISIONS SPECIFIC TO .BE REGISTRANTS
You agree to be bound by any registry rules, policies, and agreements for this ccTLD. The registration guidelines for this ccTLD are available online and are incorporated herein.
32. PROVISIONS SPECIFIC TO .DE REGISTRANTS
You represent and warrant that You meet the eligibility requirements of this ccTLD. You further agree to be bound by any registry rules, policies, and agreements for this ccTLD. The registration guidelines for this ccTLD are available online and are incorporated herein.
.DE Registration Restrictions
You represent and warrant that You or Your administrative contact has a German address, which cannot be a P.O. Box. You may not use the names of other top-level domains (e.g. .ARPA, .COM, .EDU, .GOV, .INT, .NET, .NATO, .MIL, .ORG and all country-related TLDs) or German automobile identification numbers as domain names.
33. .JP REGISTRATION RESTRICTIONS
You represent and warrant that You have a local presence in Japan with a home or office address. You agree that certain domains are reserved and can only be registered by certain parties. These include:
i.	TLDs, other than ccTLDs, as determined by ICANN;

ii.	Geographical-type .JP domain names that are defined as metropolitan, prefectural, and municipal labels;

iii.	Names of primary and secondary educational organizations

iv.	Names of organizations related to Internet management;

v.	Names required for .JP domain name operations; and

vi.	Character strings which may be confused with ASCII-converted Japanese domain names.
The complete list of .JP Reserved Domains is available online .
Additional Requirements for .JP Registrants
You agree to be bound by any registry rules, policies, and agreements for this ccTLD, which are incorporated herein. You must choose from the following list of Japanese Prefecture codes and submit this information with Your order. Prefecture codes are defined as follows:
01 HOKKAIDO
13 SAITAMA
25 OSKA
37 TOKUSHIMA
02 AOMORI
14 IBARAKI
26 WAKAYAMA
38 EHIME
03 IWATE
15 TOCHIGI

27 HYOGO
39 KOCHI
04 AKITA
16 GUNMA
28 TOYAMA
40 FUKUOKA
05 YAMAGATA
17 YAMANASHI
29 FUKUI
41 SAGA
06 MIYAGI
18 SHIZUOKA
30 ISHIKAWA
42 NAGASAKI
07 FUKUSHIMA
19 GIFO
31 OKAYAMA
43 KUMAMOTO
08 NIIGATA
20 AICHI
32 SHIMANE
44 OITA
09 NAGANO
21 MIE
33 YAMAGUCHI
45 MIYAZAKI
10 TOKYO
22 KYOTO
34 TOTTORI
46 KAGOSHIMA
11 KANAGAWA
23 SHIGA
35 HIROSHIMA
47 OKINAWA
12 CHIBA
24 NARA
36 KAGAWA
34. PROVISIONS SPECIFIC TO .NZ REGISTRANTS (.CO.NZ, .ORG.NZ, .NET.NZ)
You represent and warrant that You meet the eligibility requirements of this ccTLD. You further agree to be bound by any registry rules, policies, and agreements for this ccTLD. The registration guidelines for this ccTLD are available online and are incorporated herein.
If you are registering a Second Level Domain under this ccTLD, You further agree to be bound by the Second Level Domain’s rules, policies, and agreements, which are incorporated and made a part of this Agreement herein.
.NZ Registration Restrictions (.CO.NZ, .ORG.NZ, NET.NZ)
You represent and warrant that You are an identifiable individual over 18 years of age or a properly constituted organization.
35. PROVISIONS SPECIFIC TO .AT REGISTRANTS
You represent and warrant that You meet the eligibility requirements of this ccTLD. You further agree to be bound by any registry rules, policies, and agreements for this ccTLD. The registration guidelines for this ccTLD are available online and are incorporated herein.
36. PROVISIONS SPECIFIC TO .UK REGISTRANTS (.ORG.UK, .ME.UK, .CO.UK)
You represent and warrant that You meet the eligibility requirements of this ccTLD. You further agree to be bound by any registry rules, policies, and agreements for this ccTLD. The registration guidelines for this ccTLD are available online and the rules are available online, and are incorporated herein.
If you are registering a Second Level Domain under this ccTLD. You further agree to be bound by the Second Level Domain’s rules, policies, and agreements, which are incorporated and made a part of this Agreement herein.
37. PROVISIONS SPECIFIC TO .CC REGISTRANTS
You represent and warrant that You meet the eligibility requirements of this ccTLD. You further agree to be bound by any registry rules, policies, and agreements for this ccTLD. The registration guidelines for this ccTLD are available online and are incorporated herein.
38. PROVISIONS SPECIFIC TO .TV REGISTRANTS
You represent and warrant that You meet the eligibility requirements of this ccTLD. You further agree to be bound by any registry rules, policies, and agreements for this ccTLD. The registration guidelines for this ccTLD are available online and are incorporated herein.
.TV Registration Restrictions
If You are registering a multi-lingual .TV domain name, You are aware of and agree that the domain name must be less than 16 characters in length. The FAQ on multi-lingual .TV domain names is available online.
40. ADDITIONAL REQUIREMENTS FOR .CN REGISTRANTS
If You are registering a .CN domain name You also agree to:
Limitations on Registration
You may not register lor use a domain name that is deemed by China Internet Network Information Center (“CNNIC”) to:
i.	Be against the basic principles prescribed in the Constitution of the Peoples Republic of China (“PRC”);

ii.	Jeopardize national security, leak state secrets, intend to overturn the government, or disrupt the state of integrity of the PRC;

iii.	Harm national honor and national interests of the PRC;

iv.	Instigate hostility or discrimination between different nationalities, or disrupt the national solidarity of the PRC;

v.	Violate the PRC’s religion policies or propagate cult and feudal superstition;

vi.	Spread rumors, disturb public order or disrupt social stability of the PRC;

vii.	Spread pornography, obscenity, gambling, violence, homicide, terror or instigate crimes in the PRC;

viii.	Insult, libel against others and infringe other people’s legal rights and interests in the PRC; or

ix.	Take any other action prohibited in laws, rules and administrative regulations of the PRC.

x.
Restrictions on Transfer of cnTLD Domain Names
You understand that you may not transfer to or from a domain registrar that is headquartered or controlled by an entity located inside China.
Jurisdiction
For the adjudication of disputes concerning or arising from use of the registered .CN Domain Name, You agree to submit, without prejudice to other potentially applicable jurisdictions, to the jurisdiction of the courts of (1) your domicile state, (2) Arizona , and (3) the People’s Republic of China.
Suspension of Service:
You agree that Your registration of the .cnTLD domain name shall be subject to suspension, cancellation, or transfer pursuant to any NeuLevel or CNNIC adopted specification or policy.
Compliance with CNNIC Dispute Resolution Policy
You agree to obey, comply with and be bound by the CNN Dispute Resolution Policy and any and all updates, revisions and modifications, which may be made by CNNIC from time to time. The CNNIC Dispute Resolution Policy may be currently accessed here.
Right to Accept Notice
You give Go Daddy the right to accept written complaints from third parties against false and/or inaccurate Who is data and You agree to follow any procedural regulation that may exist between the .CN registry operator, currently NeuLevel Inc. and Go Daddy .
Indemnification
You agree to indemnify, defend and hold harmless the .CN Registry Operator, NeuLevel, Inc., and its directors, officers, employees, agents, and affiliates from and against any and all claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses arising out of or relating to the Registered Name holder’s domain name registration. This indemnification requirement shall survive the termination or expiration of the registration agreement.

.CN Registration Restrictions
You acknowledge and agree that You are not permitted to purchase private or proxy .CN registrations. You shall register for any and all .CN registrations using Your personal information, which information You represent and warrant is current, accurate and complete.
41. ADDITIONAL REQUIREMENTS FOR .JOB REGISTRANTS
If You are registering a .JOB domain name You also:
i.	Agree to provide information regarding membership in a Human Resource Association, and the identity of any such association;

ii.	Agree to provide the URL of Your existing company website;

iii.	Acknowledge that you have read, understood and agree to be bound by the .Job’s Registry-Registrant agreement as amended from time to time, located here;

iv.	Warrant that you meet the eligibility requirements as provided by the Registry and as modified from time to time, and to abide by the JOBS Usage Policy and Terms and Conditions as amended from time to time and stated here;

v.	Agree to abide by the SHRM code of professional ethics as stated here;

vi.	Agree to indemnify, defend and hold harmless the Registry Operator and its subcontractors, shareholders, directors, officers, employees, affiliates and agents of each of them from and against any and all claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses, arising out of or relating to Your domain name registration. This indemnification obligation shall survive the termination or expiration of this Agreement; and

vii.	Further acknowledge and agree that the Registry Operator is an intended third party beneficiary of this Agreement, with a right to enforce the terms and provisions contained herein.

Exhibit B
Registrar’s Dispute Policy
[If not provided, the Uniform Domain Name Dispute Resolution Policy as Approved by ICANN on October 24, 1999 shall apply]
  .net Registry-Registrar Agreement

Exhibit C
Confidentiality Agreement
THIS CONFIDENTIALITY AGREEMENT is entered into by and between VeriSign, Inc., a Delaware corporation, with a place of business located at 21345 Ridgetop Circle, Dulles, Virgina 20166 (“VNDS”), and GO DADDY SOFTWARE, INC., an Arizona corporation having its principal place of business in Arizona (“Registrar”), through their authorized representatives, and takes effect on the date executed by the final party (the “Effective Date”)
Under this Confidentiality Agreement (“Confidentiality Agreement”), the Parties intend to disclose to one another information which they consider to be valuable, proprietary, and confidential.
NOW, THEREFORE, the parties agree as follows:
1. Confidential Information
1.1. “Confidential Information”, as used in this Confidentiality Agreement, shall mean all information and materials including, without limitation, computer software, data, information, databases, protocols, reference implementation and documentation, and functional and interface specifications, provided by the disclosing party to the receiving party under this Confidentiality Agreement and marked or otherwise identified as Confidential, provided that if a communication is oral, the disclosing party will notify the receiving party in writing within 15 days of the disclosure.
2. Confidentiality Obligations
2.1. In consideration of the disclosure of Confidential Information, the Parties agree that:
(a) The receiving party shall treat as strictly confidential, and use all reasonable efforts to preserve the secrecy and confidentiality of, all Confidential Information received from the disclosing party, including implementing reasonable physical security measures and operating procedures.
(b) The receiving party shall make no disclosures whatsoever of any Confidential Information to others, provided however, that if the receiving party is a corporation, partnership, or similar entity, disclosure is permitted to the receiving party’s officers, employees, contractors and agents who have a demonstrable need to know such Confidential Information, provided the receiving party shall advise such personnel of the confidential nature of the Confidential Information and of the procedures required to maintain the confidentiality thereof, and shall require them to acknowledge in writing that they have read, understand, and agree to be individually bound by the terms of this Confidentiality Agreement.
(c) The receiving party shall not modify or remove any Confidential legends and/or copyright notices appearing on any Confidential Information.
.net Registry-Registrar Agreement

2.2. The receiving party’s duties under this section (2) shall expire five (5) years after the information is received or earlier, upon written agreement of the Parties.
3. Restrictions On Use
3.1. The receiving party agrees that it will use any Confidential Information received under this Confidentiality Agreement solely for the purpose of providing domain name registration services as a registrar and for no other purposes whatsoever.
3.2. No commercial use rights or any licenses under any patent, patent application, copyright, trademark, know-how, trade secret, or any other VNDS proprietary rights are granted by the disclosing party to the receiving party by this Confidentiality Agreement, or by any disclosure of any Confidential Information to the receiving party under this Confidentiality Agreement.
3.3. The receiving party agrees not to prepare any derivative works based on the Confidential Information.
3.4. The receiving party agrees that any Confidential Information which is in the form of computer software, data and/or databases shall be used on a computer system(s) that is owned or controlled by the receiving party.
4. Miscellaneous
4.1. This Confidentiality Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia and all applicable federal laws. The Parties agree that, if a suit to enforce this Confidentiality Agreement is brought in the U.S. Federal District Court for the Eastern District of Virginia, they will be bound by any decision of the Court.
4.2. The obligations set forth in this Confidentiality Agreement shall be continuing, provided, however, that this Confidentiality Agreement imposes no obligation upon the Parties with respect to information that (a) is disclosed with the disclosing party’s prior written approval; or (b) is or has entered the public domain through no fault of the receiving party; or (c) is known by the receiving party prior to the time of disclosure; or (d) is independently developed by the receiving party without use of the Confidential Information; or (e) is made generally available by the disclosing party without restriction on disclosure.
4.3. This Confidentiality Agreement may be terminated by either party upon breach by the other party of any its obligations hereunder and such breach is not cured within three (3) calendar days after the allegedly breaching party is notified by the disclosing party of the breach. In the event of any such termination for breach, all Confidential Information in the possession of the Parties shall be immediately returned to the disclosing party; the receiving party shall provide full

.net Registry-Registrar Agreement	Page 18 of 28

voluntary disclosure to the disclosing party of any and all unauthorized disclosures and/or unauthorized uses of any Confidential Information; and the obligations of Sections 2 and 3 hereof shall survive such termination and remain in full force and effect. In the event that the Registrar License and Agreement between the Parties is terminated, the Parties shall immediately return all Confidential Information to the disclosing party and the receiving party shall remain subject to the obligations of Sections 2 and 3.
4.4. The terms and conditions of this Confidentiality Agreement shall inure to the benefit of the Parties and their successors and assigns. The Parties’ obligations under this Confidentiality Agreement may not be assigned or delegated.
4.5. The Parties agree that they shall be entitled to seek all available legal and equitable remedies for the breach of this Confidentiality Agreement.
4.6. The terms and conditions of this Confidentiality Agreement may be modified only in a writing signed by VNDS and Registrar.
4.7. EXCEPT AS MAY OTHERWISE BE SET FORTH IN A SIGNED, WRITTEN AGREEMENT BETWEEN THE PARTIES, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, AS TO THE ACCURACY, COMPLETENESS, CONDITION, SUITABILITY, PERFORMANCE, FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY OF ANY CONFIDENTIAL INFORMATION, AND THE PARTIES SHALL HAVE NO LIABILITY WHATSOEVER TO ONE ANOTHER RESULTING FROM RECEIPT OR USE OF THE CONFIDENTIAL INFORMATION.
4.8. If any part of this Confidentiality Agreement is found invalid or unenforceable, such part shall be deemed stricken herefrom and the Parties agree: (a) to negotiate in good faith to amend this Confidentiality Agreement to achieve as nearly as legally possible the purpose or effect as the stricken part, and (b) that the remainder of this Confidentiality Agreement shall at all times remain in full force and effect.
4.9. This Confidentiality Agreement contains the entire understanding and agreement of the Parties relating to the subject matter hereof.
4.10. Any obligation imposed by this Confidentiality Agreement may be waived in writing by the disclosing party. Any such waiver shall have a one-time effect and shall not apply to any subsequent situation regardless of its similarity.
4.11. Neither Party has an obligation under this Confidentiality Agreement to purchase, sell, or license any service or item from the other Party.
4.12. The Parties do not intend that any agency or partnership relationship be

.net Registry-Registrar Agreement	Page 19 of 28

created between them by this Confidentiality Agreement.
IN WITNESS WHEREOF, and intending to be legally bound, duly authorized representatives of VNDS and Registrar have executed this Confidentiality Agreement in Virginia on the dates indicated below.

Company Name:	GO DADDY SOFTWARE, INC.
By:	/s/ Robert Parsons

Printed Name:	ROBERT R. PARSONS
Title:	PRESIDENT
Date:	OCTOBER 17, 2005

VeriSign, Inc.
By:	/s/ Raynor Dahlquist

Printed Name:	Raynor Dahlquist
Title:	VP
Date:	11/1/05

.net Registry-Registrar Agreement	Page 20 of 28

Exhibit D
REGISTRATION FEES
1. Domain-Name Initial Registration Fee
Registrar agrees to pay US $3:50, plus a US $0.75 ICANN fee, per annual increment of an initial domain name registration, or such other amount as may be established in accordance with Section 5.1(b) above.
2. Domain-Name Renewal Fee
Registrar agrees to pay US $3.50, plus a US $0.75 ICANN fee, per annual increment of a domain name registration renewal, or such other amount as may be established in accordance with Section 5.1(b) above.
3. Domain Name Transfer
Registrar agrees to pay US $3.50, plus a US $0.75 ICANN fee, per domain name that is transferred to Registrar from another ICANN-Accredited Registrar, or such other amount as may be established in accordance with Section 5.1 (b) above.
4. Restore or Update
Registrar agrees to pay US $40.00 per use of the RRP Restore or EPP Update command for a domain name, or such other amount as may be established in accordance with Section 5.1(b) above.
5. Sync
Registrar agrees to pay US $2.00, plus $1.00 per month of the sync, for each use of the Supported Protocol Syne command, or such other amount as may be established in accordance with Section 5.1(b) above.

.net Registry-Registrar Agreement	Page 21 of 28

Exhibit E
Service Level Agreement
The VeriSign, Inc. (“Registry Operator”) registry strives to provide a world-class level of service to its customers. This Service Level Agreement (“SLA”) provides remedies in the form of SLA Credits (as defined in Section 2 below) should the operational performance of Registry Operator fall below certain Performance Specifications identified in Appendix 7.
1. Definitions.
Capitalized terms used herein and not otherwise defined shall have the definitions ascribed to them in the Registry Agreement, including, but not limited to Appendix 7.
2. SLA Credits.
If the Registry Operator fails to meet the Performance Specifications defined in Appendix 7, Part 7 thereof, to which Credit Levels apply, the Registry Operator shall pay credits to ICANN-Accredited Registrar(s) in accordance with the identified Credit Level for such failed Performance Specifications metrics, calculated in accordance with the Credit Level tables set forth in this Section 2 (“SLA Credit”). The SLA Credit due to each ICANN-Accredited Registrar shall be paid as an offset to registrations and other fees owed to Registry Operator by the ICANN-Accredited Registrar. SLA Credits represent the total credits, penalties and/or liabilities that may be assessed to the Registry Operator for a breach of the Performance Specifications set forth in Appendix 7. All SLA Credits shall be paid in U.S. Dollars. The Credit Level Table (Refer to Table SLA Credits) indicates the corresponding Credit Level for each Performance Specification to which Credit Levels apply. This SLA will be reconciled on a quarterly basis and unless otherwise specified in this SLA, SLA Credits will be issued on a quarterly basis.
TABLE SLA Credits

App. 10			Name
Reference	Performance Specification	SRS	Server	Whois
2.2, 2.3, 2.4	Service Availability	Level 2	Level 1	Level 2
3.1	Planned Outage - Duration	Level 6	NA	NA
3.2	Planned Outage - Timeframe	Level 5	NA	NA
3.3	Planned Outage - Notification	Level 5	NA	NA
4.1	Extended Planned Outage - Duration	Level 6	NA	NA
4.2	Extended Planned Outage -Timeframe	Level 5	NA	NA
4.3	Extended Planned Outage -	Level 5	NA	NA
Notification

.net Registry-Registrar Agreement	Page 22 of 28

App. 10			Name
Reference	Performance Specification	SRS	Server	Whois
5.1	Processing Time - Check Domain	Level 3	NA	NA
5.2	Processing Time - Add/Create Domain	Level 3	NA	NA
5.3	Processing Time - Modify/Update and Delete Domain	Level 3	NA	NA
5.4	Processing Time - Whois Query	NA	NA	Level 3
5.5	Processing Time - DNS Name Server Resolution	NA	Level 3	NA
6.1	Update Frequency - DNS Name Server	NA	Level 4	NA
6.2	Update Frequency - Whois	NA	NA	Level 4
2.1 Credit Level 1 — Credit Level 1 is assessed for DNS Name Server Service Availability less than 100% per: Monthly Timeframe. If the DNS Name Server Service Availability Performance Specification is not met, the SLA Credit for Credit Level 1 shall be payable to active ICANN-Accredited Registrars 30 days after the applicable calendar month in which the Service Availability Performance Specification was not met. For purposes of this Appendix 10, an “active” ICANN-Accredited Registrar is one who has registered greater than 150 net new .net domain names in the previous Monthly Timeframe.
Each active ICANN-Accredited Registrar that meets the requirements of Section 3 below would be credited an amount equal to such active ICANN-Accredited Registrars net new .net domain name registrations during the applicable Monthly Timeframe divided by the net amount of new .net domain name registrations for all active ICANN-Accredited Registrars within the applicable Monthly Timeframe times the Monthly Credit Amount set forth in Table Credit Level 1.
Table Credit Level 1

		30-60		2-10	10-30	over 30
	< 30 sec.’s	sec.’s	1-2 min.’s	min.’s	min.’s	min.’s
SLA Credit Amount	$100,000	$175,000	$250,000	$400,000	$750,000	$1,000,000
2.2 Credit Level 2 — Credit Level 2 is assessed for SRS Service Availability less than 99.99% per calendar year and for Whois Service Availability less than 100% per Monthly Timeframe. If a Service Availability Performance Specifications metrics are not met, the SLA Credit for Credit Level 2 shall be credited directly to active ICANN-Accredited Registrar(s) that meet the requirements of Section 3

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below in an amount equal to the duration of the outage times (OT) times the average daily number of .net registrations over the previous three (3) months (NRAvg) times the .net wholesale fee divided by the number of minutes per day (1,440 minutes).
Active ICANN-Accredited Registrar would be credited:
(.net Registry Fee)*(OT)*(NRAvg)
(1,440 minutes)
Additionally, for any month where the total combined Unplanned Outage of SRS and Whois is greater than 30 minutes, Registry Operator will credit active ICANN-Accredited Registrars that meet the requirements of Section 3 below One Thousand Dollars ($1,000).
2.3 Credit Level 3 — Credit Level 3 is assessed for failure to meet the Performance Specifications for the Processing Time for check domain, add/create, modify/update and delete domain commands, and DNS Name Server Resolution and Whois queries. If the Processing Time Performance Specifications metrics are not met, the SLA Credit for Credit Level 3 (Refer to Table Credit Level 3) shall be payable to active ICANN-Accredited Registrars in an amount based upon the % of time that the Processing Time exceeds the applicable Performance Specifications metric.
Each active ICANN-Accredited Registrar that meets the requirements of Section 3 below would be credited an amount equal to such active ICANN-Accredited Registrars net new .net domain name registrations during the applicable Monthly Timeframe divided by the net amount of net new .net domain name registrations for all active ICANN-Accredited Registrars within the applicable Monthly Timeframe times the SLA Credit Amount set forth in Table Credit Level 3 within 30 days after the applicable calendar month.
Table Credit Level 3

	15 -10%	10 - 25%	25 - 50%	> 50%
SLA Credit Amount	$500	$1,000	$2,000	$5,000
2.4 Credit Level 4 — Credit Level 4 is assessed for failure to meet the Performance Specifications for Update frequencies for DNS Name Server and Whois. If the Update frequency Performance Specifications metrics are not met, the SLA Credit for Credit Level 4 (Refer to Table Credit Level 4) shall be payable to active ICANN-Accredited Registrars in an amount based upon the % of time that the Update frequency exceeds the applicable Performance Specifications metric; provided,

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however, that SLA Credits shall not be available for Whois Update frequency until after March 31, 2006.
Each active ICANN-Accredited Registrar that meets the requirements of Section 3 below would be credited an amount equal to such active ICANN-Accredited Registrar’s net new .net domain name registrations during the applicable Monthly Timeframe divided by the net amount of new .net domain name registrations for all active ICANN-Accredited Registrars within the applicable Monthly Timeframe times the SLA Credit Amount set forth in Table Credit Level 4.
Table Credit Level 4

	Up to 15	15
	minutes	minutes to	1 hour to
	over	1 hour	12 hours	> 12 hours
SLA Credit Amount	$500	$1,000	$2,000	$5,000
2.5 Credit Level 5 — Credit Level 5 is assessed for failure to meet the Performance Specifications for Planned Outage Timeframe, Planned Outage Notification, Extended Planned Outage Timeframe and Extended Planned Outage Notification. If the Performance Specifications metrics are not met, the SLA Credit for Credit Level 5 shall be payable to each active ICANN-Accredited Registrar that meets the requirements of Section 3 below in an amount equal to such active ICANN- Accredited Registrar’s net new .net domain name registrations during the applicable Monthly Timeframe divided by the net amount of new .net domain name registrations for all active ICANN-Accredited Registrars within the applicable Monthly Timeframe times One Thousand Dollars ($1,000).
2.6 Credit Level 6 — Credit Level 6 is assessed for failure to meet the Performance Specifications for Planned Outage Duration and Extended Planned Outage Duration. If the Performance Specifications are not met, the SLA Credit for Credit Level 6 shall be payable directly to active ICANN-Accredited Registrar(s) that meet the requirements of Section 3 below in an amount equal to the Average Daily Volume (ADM) of net .net new adds as averaged over the course of the previous three months times the Planned Duration Overage (PDO) in minutes times the SLA Credit graduated financial penalty set forth in Table Credit Level 6. For purposes of this Appendix 10, PDO is calculated by subtracting the maximum allowable time in hours and minutes for an Planned Outage Duration or Extended Planned Outage Duration, as applicable, from the total outage in hours and minutes.

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Table Credit Level 6

15 minutes to
	1 to 15 minutes	1 hour	1 to 3 hours	3 - 6 hours	> 6 hours
SLA Credit	ADM*PDO*$.25	ADM*PDO*$.5	ADM*PDO*$1	ADM*PDO*$1.50	ADM*PDO*$2
3. Registrar Responsibilities.
In order for ICANN-Accredited Registrars to claim SLA Credits outlined in this Appendix 10, the procedures of this Section 3 must be strictly followed.
3.1 The affected ICANN-Accredited Registrar must report each occurrence of alleged failure by Registry Operator to meet a Performance Specification and make a request for SLA Credit to the Registry Operator’s customer service help desk in the manner required by the Registry Operator (i.e., e-mail, fax, telephone) in order to be eligible for a SLA Credit.
3.2 Each ICANN-Accredited Registrar must inform the Registry Operator any time its estimated volume of transactions (excluding check domain commands) is expected to exceed the ICANN-Accredited Registrar’s previous month’s volume by more than 25%. In the event that an ICANN-Accredited Registrar fails to inform Registry Operator of a forecasted increase of volume of transactions of 25% or more and the ICANN-Accredited Registrar’s volume increases 25% or more over the previous month, and should the total volume of transactions for the Registry Operator for all ICANN-Accredited Registrars for that month exceed the Registry Operator’s actual volume of the previous month’s transactions by more than 20%, then the ICANN-Accredited Registrar will not be eligible for any SLA Credits outlined in this SLA in that Monthly Timeframe. An ICANN-Accredited Registrar shall provide such forecast at least 30 days prior to the first day of the applicable calendar month. Registry Operator agrees to provide monthly transaction summary reports to ICANN-Accredited Registrars via e-mail.
3.3 The affected ICANN-Accredited Registrar must provide documentation to support its claim for a SLA Credit. An ICANN-Accredited Registrar shall provide documentation in the form of either:
a) ICANN-Accredited Registrar initiated notification(s) to the Registry Operator of a Performance Specification that exceeded SLA limits or failed to meet SLA requirements, including the trouble ticket number issued by the Registry Operator. The closing ticket(s) should be included as well in order to determine the total downtime (unless the trouble ticket includes this); or
b) Notification from the Registry Operator (with trouble ticket number attached) of a Performance Specification that exceeded SLA limits or failed to meet SLA

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requirements. The closing ticket(s) should be included as well in order to determine the total downtime (unless the trouble ticket includes this).
3.4 In order to calculate credits, the affected ICANN-Accredited Registrar must include volume figures for the past three (3) calendar months (or, if less, such amount of time that the ICANN-Accredited Registrar has been authorized to register names in the .net registry) and a certification that these numbers accurately reflect the minimum number of registrations that would be covered during the affected period.
3.5 Registry Operator shall perform the required measurements in order to corroborate the total SLA Credits requested by ICANN-Accredited Registrar. Such measurements and associated documentation shall be delivered by e-mail to each of the ICANN-Accredited Registrars requesting a SLA Credit.
3.6 When the above steps have been accurately completed, Registry Operator shall provide notification of the number of SLA Credits that will be entered in the affected ICANN-Accredited Registrar’s account that can be used immediately toward .net domain name registrations and other fees owed to Registry Operator by the ICANN-Accredited Registrar.
4. Obligations.
4.1 Except in the case of cross-network name server performance (which is not a subject of this Service Level Agreement), Registry Operator will perform monitoring from at least two external locations and a minimum of one internal location as a means to verify that a) sessions can effectively be established and b) RRP and/or EPP commands can be successfully completed.
4.2 In the event that all ICANN-Accredited Registrars are affected by a SRS unavailability, the Registry Operator is responsible for opening a blanket trouble ticket and immediately notifying all ICANN-Accredited Registrar of the trouble ticket number and details.
4.3 In the event that the System Services are unavailable to an individual ICANN- Accredited Registrar, Registry Operator will use commercially reasonable efforts to re-establish the affected System Services for such ICANN-Accredited Registrar as soon as reasonably practicable. Any System Services unavailability attributable to any individual ICANN-Accredited Registrar that does not represent a System Services outage will not result in SLA Credits or be subject to this SLA.
4.4 ICANN-Accredited Registrar(s) and the Registry Operator agree to use reasonable commercial good faith efforts to establish the cause of any alleged System Services unavailability. If it is mutually determined to be a Registry Operator problem, the System Services unavailability will be subject to this SLA.

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4.5 The Registry Operator will use commercially reasonable efforts to restore any System Services within 24 hours after the termination of a force majeure event and restore full system functionality within 48 hours after the termination of a force majeure event. Outages due to a force majeure will not be considered System Services unavailability, impact the Performance Specifications set forth in Appendix 7, or be subject to this SLA.
4.6 The Registry Operator will open incident trouble tickets within a commercially reasonable period of time and will treat all system performance problems in order of decreasing severity and fix them within a commercially reasonable period of time. Incidents flagged by the measurement system will also qualify as ticketed events and will be subject to this SLA.
4.7 The Registry Operator will publish monthly system performance and Service Availability reports.
5. Miscellaneous.
5.1 This SLA is independent of any rights, obligations or duties set forth in the Registry Agreement. In the event of any conflict between the terms and conditions of this SLA and the Registry Agreement, the Registry Agreement shall control.
5.2 As an addendum to the Registry-Registrar Agreement (“RRA”), no provision in this SLA is intended to replace any term or condition in the RRA.
5.3 Dispute Resolution will be handled per RRA Section 6.7.
5.4 Any interruption of System Services that occurs, as a direct result of RRA Sections 2.12, 5.4, or 6.3, any other applicable provision within the RRA, or Registry Operator’s compliance with any Consensus Policy established after the Effective Date, will not be subject to this SLA, but only to the extent and for so long as such interruption of System Services is unavoidable by commercially reasonable efforts due to Registry Operator’s compliance with such provisions within the RRA or any Consensus Policy established after the Effective Date.

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